Exhibit 99.1

Simulations Plus Announces Quarterly Cash Dividend of $0.05 Per Share

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Monday, February 2, 2015, for shareholders of record as of Monday, January 26, 2015.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.05 per share per quarter. Of course, the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

Mr. John Kneisel, chief financial officer of Simulations Plus, added: “Our consolidated cash as of today is about $6.4 million, consolidated accounts receivable is about $2.4 million, and consolidated accounts payable is about $30,000. This dividend distribution will use about $842,000.”

About Simulations Plus, Inc. and Cognigen Corp.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus also recently acquired Cognigen Corporation of Buffalo, NY, adding to our offerings top quality modeling and simulations using clinical trial data, as well as more than doubling our staff from 30 to 65, adding nearly 50% to revenues, and expecting to increase earnings in the coming fiscal year that began September 1. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus